For Immediate Release

Contact: Greg Tunney
         President
         (800) 341-1550

     DANIEL GREEN FINALIZES REVERSION OF PENOBSCOT RETIREMENT PLAN

     Old Towne,  Maine,  June 27, 2001 - Daniel Green Company (Nasdaq  SmallCap:
DAGR) announced today that it will sell shares of its newly issued Common Stock to the Daniel Green Retirement Savings Partnership Plan (the "Retirement Plan") for between $1.7 and $2.4 million. A first installment of 330,097 shares were issued for $1.7 million. The $5.15 per share purchase price was determined to be fair to the Retirement Plan and its participants in a fairness opinion delivered to the Retirement Plan by the independent firm of Empire Valuation Consultants, Inc., Rochester, New York. The funds represent the surplus remaining upon termination of the pension plan of the Company's subsidiary, Penobscot Shoe Company.

     At its meeting on June 1, 2001, the Board of Directors of the Company authorized the sale and the Retirement Committee of the Retirement Plan authorized the purchase of Common Stock and determined that the sale and purchase of Common Stock was in the interest of both the Company's shareholders and the Retirement Plan.

     As a result of this transaction, Daniel Green will receive between $1.7 and $2.4 million in new capital, which it will use to repay a portion of a term loan which it has under its banking agreement. In connection therewith, the Company has received an additional $2 million loan facility from its bank to support working capital requirements.

     Following the issuance of the first installment of purchased shares, Daniel Green will have 1,901,413 shares of Common Stock issued and outstanding and the Retirement Plan will have 391,209 shares or 20.6% thereof. The Retirement Plan has filed an amendment to its Schedule 13G at the SEC to reflect the purchase.

     Daniel Green was established in 1882 and sells footwear under four well known brands: Trotters, Soft Walk, L.B. Evans and Daniel Green. Its products continue to embody high quality and are sold throughout the U.S. through leading retailers

     For additional information contact Greg Tunney, President and Chief Operating Officer at 1-800-341-1550 Ext. 100 or visit the Daniel Green website at www.DanielGreenCo.com.

     Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. The Company cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements, including those risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.